Exhibit 5.1

April 14, 2023

NioCorp Developments Ltd. 7000 South Yosemite Street, Suite115 Centennial, CO 80112

Re:	Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the resale or other distribution from time to time by certain selling security holders therein described (collectively, the “Selling Shareholders”) of the following securities of the Company:

(i)	7,957,404 common shares (the “Common Shares”) in the capital of the Company (the “Exchanged Common Shares”) issuable upon the exchange of an aggregate of 7,957,404 shares of Class B common stock of Elk Creek Resources Corp. (the “ECRC Class B Stock”) pursuant to an exchange agreement dated March 17, 2023, by and among the Company, Elk Creek Resources Corp, and GX Sponsor II LLC, (the “Exchange Agreement”), the business combination agreement dated September 25, 2022 by and among the Company, GX Acquisition Corp. II (“GX”) and Big Red Merger Sub Ltd (the “Business Combination Agreement”) and the sponsor support agreement dated as of September 25, 2022, by and among GX Sponsor II LLC, GX, the Company and the other parties thereto (the “Support Agreement”, together with the Exchange Agreement and the Business Combination Agreement, the “Exchange Documents”);
(ii)	5,666,667 warrants to purchase Common Shares (the “NioCorp Warrants”) governed by a warrant agreement, dated March 17, 2021, between GX Acquisition Corp. II and Continental Stock Transfer & Trust Company as amended, supplemented or otherwise modified by an assignment, assumption and amendment agreement, dated March 17, 2023, among GX, the Company, Continental Stock Transfer & Trust Company, and Computershare Inc. and its affiliate, Computershare Trust Company, N.A. (the “NioCorp Warrant Agreement”) issued to GX Sponsor II LLC and 6,336,981 Common Shares issuable upon exercise thereof (the “Warrant Common Shares”);
(iii)	83,770 Common Shares (the “BTIG Shares”) issued to BTIG, LLC (“BTIG”) in exchange for 74,909 shares of Class A common stock of GX which were issued pursuant to an Advisory Agreement between GX and BTIG, dated February 8, 2021, and the Fee Reduction Agreement by and between GX and BTIG, dated September 14, 2022;

(iv)	100,000 Common Shares (the “February 2013 Option Shares”) issued upon exercise of options to purchase Common Shares exercisable at a price per Common Share of C$1.50, issued to certain of the Selling Shareholders in connection with the grant of options by the board of directors of the Company (the “Board”) on February 25, 2013;
(v)	100,000 Common Shares (the “January 2014 Option Shares”) issued upon exercise of options to purchase Common Shares exercisable at a price per Common Share of C$1.70, issued to certain of the Selling Shareholders in connection with the grant of options by the Board on January 1, 2014;
(vi)	13,000 Common Shares (the “May 2014 Option Shares”) issued upon exercise of options to purchase Common Shares exercisable at a price per Common Share of C$5.00, issued to certain of the Selling Shareholders in connection with the grant of options by the Board on May 9, 2014;
(vii)	50,000 Common Shares (the “July 2017 Option Shares”) issued upon exercise of options to purchase Common Shares exercisable at a price per Common Share of C$6.50, issued to certain of the Selling Shareholders in connection with the grant of options by the Board on July 28, 2014;
(viii)	680,000 Common Shares (the “October 2013 Shares”) issued in connection with a brokered private placement to certain of the Selling Shareholders;
(ix)	415,948 Common Shares (the “November 2014 Shares”) issued in connection with a private placement (the “November 2014 Private Placement”) to certain of the Selling Shareholders;
(x)	74,798 Common Shares (the “November 2014 Warrant Shares”) issued upon exercise of warrants to purchase Common Shares exercisable at a price per Common Share of C$6.50, issued to certain of the Selling Shareholders in connection with the November 2014 Private Placement;
(xi)	288,248 Common Shares (the “March 2014 Shares”) issued in connection with a non-brokered private placement to certain of the Selling Shareholders;
(xii)	11,500 Common Shares (the “January 2016 Shares”) issued in connection with a non-brokered private placement (the “January 2016 Private Placement”) to certain of the Selling Shareholders; and
(xiii)	11,500 Common Shares (the “January 2016 Warrant Shares”) issued upon exercise of warrants to purchase Common Shares exercisable at a price per Common Share of C$7.50, issued to certain of the Selling Shareholders in connection with the January 2016 Private Placement;

(collectively, the BTIG Shares, the February 2013 Option Shares, the January 2014 Option Shares, the May 2014 Option Shares, the July 2017 Option Shares, the October 2013 Shares, the November 2014 Shares, the November 2014 Warrant Shares, the March 2014 Shares, the January 2016 Shares and the January 2016 Warrant Shares, the “Registered Common Shares”).

We have considered such questions of law, examined such statutes, regulations, corporate documents, records and certificates, opinions and instruments and have made such other investigations as we have considered necessary or desirable in connection with the opinions hereinafter set forth including, without limitation, the following:

1.	a certificate of good standing dated April 13, 2023, issued by the Director appointed under the Business Corporations Act (British Columbia) in respect of the Company and without any independent verification or inquiry (the “Certificate of Good Standing”); and
2.	a certificate addressed to Blake, Cassels & Graydon LLP executed by the Chief Financial Officer of the Company as to certain factual matters (the "NioCorp Certificate"), dated the date hereof, attaching copies of the articles and the notice of articles of the Company, and certain extracts of resolutions of the Board.

In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity and completeness of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified, conformed, telecopies, facsimiles or photostatic copies.

We have assumed the accuracy and completeness of all facts set forth in the NioCorp Certificate and any other certificates provided to us by any directors or officers of the Company. To the extent the NioCorp Certificate and any other certificate or document referenced herein is based on any assumption, given in reliance on any other certificate, document, understanding or other criteria or is made subject to any limitation, qualification or exception, our opinions are also based on such assumption, given in reliance on such other certificate, document, understanding or other criteria and are made subject to such limitation, qualification and exception. We have assumed that no act or event has occurred between the date of any such certificate and the date hereof that would, in any manner, affect the accuracy or completeness thereof, or its relevance as a basis for any of the opinions set out below.

Whenever our opinion refers to the Common Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such Common Shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such Common Shares, either in order to complete payment for such Common Shares, to satisfy claims of creditors of the Company, or otherwise. No opinion is expressed as to the actual receipt by the Company of the consideration for the issuance of such Common Shares or as to the adequacy of any consideration received.

We are solicitors qualified to practice law in the provinces of British Columbia, Alberta and Ontario (the "Provinces"). We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein and we express no opinion as to any laws, or any matter governed by any laws, of any other jurisdiction, in which we express an opinion on the laws of each of the Provinces and the federal laws of Canada applicable therein.

In expressing the opinions set forth below, we have assumed the following:

1.	The covenants, acknowledgements, representations and warranties of the Continental Stock Transfer & Trust Company and Computershare Inc. and its affiliate, Computershare Trust Company, N.A., set forth in the NioCorp Warrant Agreement are true and accurate in all material respects.
2.	the Exchange Documents and the NioCorp Warrant Agreement have been, to the extent applicable, duly authorized, executed and delivered by all parties thereto other than the Company and such parties had the capacity to do so and to perform their obligations thereunder, and that such documents or agreements constitute legal, valid and binding obligations of all parties thereto other than the Company and are enforceable in accordance with their respective terms against all parties thereto other than the Company, subject to the qualifications on enforceability referred to herein; and
3.	that to the extent any party to the NioCorp Warrant Agreement has executed or delivered the NioCorp Warrant Agreement to which it is a party outside the Province of British Columbia, such party has done so in compliance with the formal requirements of the laws of the jurisdiction in which such document has been executed.

With respect to the opinions expressed herein, we have relied as to certain matters of fact in the NioCorp Certificate.

In giving the opinion in paragraph 1 (as such opinion pertains to the incorporation and existence of the Company), we have relied solely upon the Certificate of Good Standing.

The opinions expressed in paragraph 2 and 3 are based on the assumption that the NioCorp Warrant Agreement has been duly authorized, executed and delivered by each of the parties thereto, other than the Company, and that it constitutes a legal, valid and binding obligation of each of the parties thereto enforceable against each such party in accordance with its terms, and our opinions are subject to the additional qualifications that:

1.	a court has statutory and inherent powers to grant relief from forfeiture, to stay execution of proceedings before it and to stay execution on judgments;
2.	the enforceability of a waiver of the right to a jury trial in a civil action is subject to the discretion of a judge not to strike a jury notice;
3.	a judgment of a court in British Columbia will be given only in Canadian currency and, pursuant to the Foreign Money Claims Act (BC), where the court considers that the person in whose favour the order will be made will be most truly and exactly compensated if all or part of the money payable under the order is measured in a currency other than the currency of Canada, the court must order that the money payable under an order will be that amount of Canadian currency that is necessary to purchase the equivalent amount of a foreign currency at a chartered bank located in British Columbia at the close of business on the conversion date, being the last day before the day on which a payment under the order is made by the judgment debtor to the judgment creditor that said chartered bank quotes a Canadian dollar equivalent to the other currency; and

4.	the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

Based on and subject to the foregoing, it is our opinion that at the date hereof:

1.	The Company has been duly incorporated and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation.
2.	The NioCorp Warrant Agreement has been duly and validly authorized, executed and delivered by the Company (to the extent that execution and delivery are governed by the laws of British Columbia).
3.	The NioCorp Warrants are validly created and issued securities of the Company.
4.	When issued upon exercise of the NioCorp Warrants and payment of the exercise price thereunder, pursuant to the terms thereof, the Warrant Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.
5.	When issued upon the exchange of the ECRC Class B Stock in accordance with the Exchange Documents, the Exchanged Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.
6.	The Registered Common Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company.

* * * * *

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Blake, Cassels and Graydon LLP under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours Truly,

/s/ Blake, Cassels & Graydon LLP